KRISPY KREME REPORTS FINANCIAL RESULTS
FOR THE SECOND QUARTER OF FISCAL 2013

MANAGEMENT TARGETS HIGH END OF FULL YEAR OUTLOOK

Winston-Salem, N.C., August 22, 2012 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the second quarter of fiscal 2013, ended July 29, 2012. The Company also reaffirmed its outlook for the full fiscal year and is targeting the high end of its previously announced range.

Second Quarter Fiscal 2013 Highlights Compared to the Year-Ago Period:

  Revenues increased 4.3% to $102.1 million from $98.0 million
  Company same store sales rose 5.4%, the fifteenth consecutive quarterly increase
  Operating income rose 87% to $9.2 million from $4.9 million
  Adjusted net income rose 95% to $8.2 million ($0.12 per share) from $4.2 million ($0.06 per share); adjusted net income and adjusted EPS reflect income tax expense only to the extent currently payable in cash and, in the second quarter of fiscal 2012, exclude the after-tax gain on the sale of the Company’s 30% equity interest in KK Mexico; adjusted net income and adjusted EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release)
  Net income was $4.9 million ($0.07 per share) compared to $8.8 million ($0.12 per share) in the second quarter last year; net income for the second quarter of fiscal 2013 reflects a substantially higher book income tax rate compared to the second quarter of fiscal 2012 as more fully described below; net income for the second quarter of fiscal 2012 included an after-tax gain on the sale of the Company's 30% equity interest in KK Mexico of $4.7 million ($0.06 per share)
  Cash provided by operating activities was $12.6 million compared to $7.6 million in the second quarter last year
  The Company completed its $20 million share repurchase in the quarter, purchasing 2,858,000 shares at an average price of $6.35; cumulatively, the Company purchased 3,113,000 shares at an average price of $6.42

The Company ended the second quarter of fiscal 2013 with a total of 711 Krispy Kreme stores systemwide, a net increase of 19 shops during the quarter. As of July 29, 2012, there were 93 Company stores and 618 franchise locations.

President and Chief Executive Officer James H. Morgan commented: “We were very pleased with our quarterly performance, as we drove both solid same store sales growth and increased guest traffic. The top-line momentum translated into significant year-over-year increases in both operating income and adjusted earnings per share. The period was highlighted by our 75th Birthday celebration and by National Doughnut Day, each of which provided consumers another reason to visit Krispy Kreme and create some lasting joyful memories.” Morgan continued, “Based on our performance to date, we are reiterating our operating income guidance for the full year of $29 to $33 million, although we now believe the high end of that range is increasingly achievable.”

Full Year Outlook

Management expects fiscal 2013 operating income of between $29 and $33 million, compared to $25.6 million in fiscal 2012, and fiscal 2013 adjusted EPS, which includes income tax expense only the extent currently payable in cash, of between $0.36 and $0.42, compared to $0.31 in fiscal 2012; adjusted EPS for fiscal 2012 also excludes the gain on the sale of the Company’s 30% equity interest in KK Mexico. Adjusted net income and adjusted EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release).

Management expects fiscal 2013 GAAP EPS of between $0.22 and $0.25, reflecting an estimated tax rate of 45%. The higher tax rate compared to fiscal 2012 is a result of the required reversal of valuation allowances on deferred tax assets in the fourth quarter of fiscal 2012, as described in the Company’s March 20, 2012 earnings release and in the Company’s annual report on Form 10-K filed on March 30, 2012. Because the Company has substantial net operating loss carryovers, the amount of taxes payable in cash is expected to remain insignificant for the foreseeable future.

The expected range for both fiscal 2013 adjusted and GAAP EPS is $0.01 per share higher than management’s previous guidance and reflects the completion of the $20 million share repurchase.

Second Quarter Fiscal 2013 Results

Consolidated Results

For the second quarter ended July 29, 2012, revenues increased 4.3% to $102.1 million from $98.0 million.

Direct operating expenses were unchanged at $85.7 million, but as a percentage of total revenues fell to 83.9% from 87.5%. General and administrative expenses decreased to $4.8 million from $4.9 million in the year-ago period and, as a percentage of total revenues, decreased to 4.7% from 5.0%.

Operating income increased to $9.2 million from $4.9 million.

Adjusted net income was $8.2 million ($0.12 per share) compared to $4.2 million ($0.06 per share) in the second quarter last year. Adjusted net income and adjusted EPS reflect income tax expense only to the extent currently payable in cash and, in the second quarter of last year, exclude the gain on the sale of the Company’s 30% equity interest in KK Mexico. Adjusted net income and adjusted EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release).

Net income was $4.9 million ($0.07 per share) compared to $8.8 million ($0.12 per share), in the second quarter last year. Last year’s results included an after tax gain of $4.7 million ($0.06 per share) on the sale of the Company’s interest in KK Mexico. In addition, net income and EPS for the second quarter of fiscal 2013 reflect a book tax rate of 45% compared to a rate of 12% in the second quarter last year (exclusive of the KK Mexico gain). The increase reflects the reversal of valuation allowances on deferred tax assets in the fourth quarter of fiscal 2012. Accordingly, net income and EPS for the second quarter of fiscal 2013 are not comparable to those for the second quarter of fiscal 2012.

Segment Results

Company Stores revenues increased 5.1% to $69.3 million from $66.0 million. Same store sales at Company stores rose 5.4%, the fifteenth consecutive quarterly increase, and were driven by higher traffic. The Company Stores segment posted operating income of $338,000 compared to an operating loss of $1.0 million in the second quarter last year.

Domestic Franchise revenues rose 3.4% to $2.4 million from $2.3 million, reflecting higher royalties partially offset by lower initial franchise fees. Total sales by domestic franchisees rose 7.3%, while same store sales increased 6.7%. Domestic Franchise segment operating income improved to $1.3 million compared to $216,000 in the second quarter last year. Last year’s results included a charge of $820,000 for estimated payments under a lease guarantee related to a franchisee whose franchise agreements were terminated in the second quarter of fiscal 2012.

International Franchise revenues increased 8.0% to $5.8 million from $5.4 million, driven by higher royalty revenues. Sales by international franchise stores rose 7.1%. Adjusted to eliminate the effects of changes in foreign exchange rates, same store sales at international franchise stores fell 10.0%, reflecting, among other things, honeymoon effects from the substantial number of international store openings in recent years, as well as cannibalization as markets develop. The International Franchise segment generated operating income of $4.2 million, up from $3.4 million in the second quarter last year.

KK Supply Chain revenues (including sales to Company stores) rose 2.2% to $51.5 million from $50.3 million in the same period last year. External KK Supply Chain revenues rose 1.3% to $24.6 million from $24.3 million in the year-ago period. KK Supply Chain generated operating income of $8.4 million in the second quarter of fiscal 2013, up from $7.7 million in the second quarter last year. This year’s results reflect favorable mark-to-market adjustments on agricultural derivatives of approximately $1.1 million.

Conference Call

The Company will host a conference call to review financial results for the second quarter of fiscal 2013 as well as its outlook this afternoon at 4:30 p.m. (ET).

A live webcast of the conference call will be available at www.krispykreme.com. The conference call also can be accessed over the phone by dialing (800) 299-7089 or, for international callers, by dialing (617) 801-9714. An archived replay of the call will be available shortly after its conclusion by dialing (888) 286-8010, or (617) 801-6888 for international callers; the passcode is 63763489. The audio replay will be available through August 29, 2012. A transcript of the conference call also will be available on the Company website.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 700 locations in 21 countries around the world. Connect with Krispy Kreme at www.krispykreme.com and on Facebook, Foursquare, Twitter and YouTube.

###

Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our new domestic small shop operating model; political, economic, currency and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients, and the price of motor fuel; our relationships with wholesale customers; our ability to protect our trademarks and trade secrets; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; compliance with government regulations relating to food products and franchising; and increased costs or other effects of new government regulations relating to healthcare benefits. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended		Six Months Ended
	July 29,	July 31,	July 29,	July 31,
	2012	2011	2012	2011
	(In thousands, except per share amounts)
Revenues	$102,115	$97,952	$210,611	$202,552
Operating expenses:
Direct operating expenses (exclusive of depreciation expense
shown below)	85,657	85,697	174,348	172,680
General and administrative expenses	4,770	4,930	11,228	10,574
Depreciation expense	2,399	2,087	4,881	4,025
Impairment charges and lease termination costs	55	301	86	545
Operating income	9,234	4,937	20,068	14,728
Interest income	61	56	88	101
Interest expense	(420)	(414)	(818)	(891)
Equity in income (losses) of equity method franchisees	(53)	12	(103)	3
Gain on sale of interest in equity method franchisee	-	6,198	-	6,198
Other non-operating income and (expense), net	79	86	157	172
Income before income taxes	8,901	10,875	19,392	20,311
Provision for income taxes	3,972	2,036	8,437	2,301
Net income	$4,929	$8,839	$10,955	$18,010

Earnings per common share:
Basic	$0.07	$0.13	$0.16	$0.26
Diluted	$0.07	$0.12	$0.16	$0.25

Weighted average shares outstanding:
Basic	67,461	68,900	68,511	68,827
Diluted	69,432	71,706	70,660	71,438

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET

	July 29,	January 29,
	2012	2012
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$41,002	$44,319
Receivables	22,376	21,616
Receivables from equity method franchisees	756	655
Inventories	15,704	16,497
Deferred income taxes	17,723	10,540
Other current assets	7,319	3,613
Total current assets	104,880	97,240
Property and equipment	75,628	75,466
Investments in equity method franchisees	-	-
Goodwill and other intangible assets	23,776	23,776
Deferred income taxes	107,172	129,053
Other assets	11,044	9,413
Total assets	$322,500	$334,948

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$2,181	$2,224
Accounts payable	11,901	10,494
Accrued liabilities	25,833	28,800
Total current liabilities	39,915	41,518
Long-term debt, less current maturities	24,283	25,369
Other long-term obligations	23,247	18,935

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value	-	-
Common stock, no par value	352,522	377,539
Accumulated other comprehensive loss	(345)	(336)
Accumulated deficit	(117,122)	(128,077)
Total shareholders’ equity	235,055	249,126
Total liabilities and shareholders’ equity	$322,500	$334,948

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended
	July 29,	July 31,
	2012	2011
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,955	$18,010
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	4,881	4,025
Deferred income taxes	7,524	128
Accrued rent expense	257	315
Loss on disposal of property and equipment	389	213
Gain on sale of interest in equity method franchisee	-	(6,198)
Share-based compensation	2,148	1,806
Provision for doubtful accounts	(73)	(399)
Amortization of deferred financing costs	202	218
Equity in (income) loss of equity method franchisees	103	(3)
Other	(1,258)	1,283
Change in assets and liabilities:
Receivables	(693)	199
Inventories	793	(3,921)
Other current and non-current assets	(1,968)	(1,093)
Accounts payable and accrued liabilities	(1,859)	(351)
Other long-term obligations	1,592	(1,540)
Net cash provided by operating activities	22,993	12,692
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,233)	(4,146)
Proceeds from disposals of property and equipment	49	19
Proceeds from sale of interest in equity method franchisee	-	7,723
Escrow deposit recovery	-	1,000
Other investing activities	(24)	13
Net cash provided by (used for) investing activities	(5,208)	4,609
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(1,100)	(7,846)
Deferred financing costs	(11)	(12)
Proceeds from exercise of stock options	-	1,036
Proceeds from exercise of warrants	9	-
Repurchase of common shares	(20,000)	(125)
Net cash used for financing activities	(21,102)	(6,947)
Net increase (decrease) in cash and cash equivalents	(3,317)	10,354
Cash and cash equivalents at beginning of period	44,319	21,970
Cash and cash equivalents at end of period	$41,002	$32,324

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION

	Three Months Ended		Six Months Ended
	July 29,	July 31,	July 29,	July 31,
	2012	2011	2012	2011
	(In thousands)
Revenues:
Company Stores:
On-premises sales	$31,713	$28,943	$67,189	$61,804
Wholesale sales	37,625	37,049	75,490	73,663
Company Stores revenues	69,338	65,992	142,679	135,467
Domestic Franchise	2,430	2,349	5,063	4,718
International Franchise	5,781	5,352	11,808	10,988
KK Supply Chain:
Total revenues	51,465	50,341	105,250	104,224
Less – intersegment sales elimination	(26,899)	(26,082)	(54,189)	(52,845)
External KK Supply Chain revenues	24,566	24,259	51,061	51,379
Total revenues	$102,115	$97,952	$210,611	$202,552

Operating income (loss):
Company Stores	$338	$(1,049)	$3,286	$1,125
Domestic Franchise	1,329	216	2,898	1,363
International Franchise	4,162	3,409	8,656	7,580
KK Supply Chain	8,392	7,745	16,869	16,087
Total segment operating income	14,221	10,321	31,709	26,155
Unallocated general and administrative expenses	(4,932)	(5,083)	(11,555)	(10,882)
Impairment charges and lease termination costs	(55)	(301)	(86)	(545)
Consolidated operating income	$9,234	$4,937	$20,068	$14,728

Depreciation expense:
Company Stores	$1,944	$1,689	$4,041	$3,226
Domestic Franchise	55	55	110	110
International Franchise	3	2	6	4
KK Supply Chain	235	188	397	377
Corporate administration	162	153	327	308
Total depreciation expense	$2,399	$2,087	$4,881	$4,025

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	NUMBER OF STORES
	DOMESTIC	INTERNATIONAL	TOTAL
Number of Stores Open at July 29, 2012:
Company:
Factory	73	-	73
Satellite	20	-	20
Total Company	93	-	93
Franchise:
Factory	101	118	219
Satellite	40	359	399
Total franchise	141	477	618
Total systemwide	234	477	711

	NUMBER OF STORES
	COMPANY	FRANCHISE	TOTAL
Quarter ended July 29, 2012
April 29, 2012	92	600	692
Opened	1	24	25
Closed	-	(6)	(6)
July 29, 2012	93	618	711

Quarter ended July 31, 2011
May 1, 2011	86	566	652
Opened	2	22	24
Closed	-	(7)	(7)
July 31, 2011	88	581	669

KRISPY KREME DOUGHNUTS, INC.

SELECTED OPERATING STATISTICS

	Three Months Ended		Six Months Ended
	July 29,	July 31,	July 29,	July 31,
	2012	2011	2012	2011
Systemwide Sales (in thousands):(1)
Company stores	$68,710	$65,476	$141,515	$134,503
Domestic Franchise stores	69,532	64,829	141,504	131,526
International Franchise stores	102,437	95,669	207,357	187,260
International Franchise stores, in constant dollars(2)	102,437	92,484	207,357	183,679

Change in Same Store Sales (on-premises sales only):(3)
Company stores	5.4%	2.5%	3.7%	4.2%
Domestic Franchise stores	6.7%	6.3%	6.2%	5.4%
International Franchise stores	(12.7)%	(3.1)%	(10.3)%	(3.7)%
International Franchise stores, in constant dollars:(2)	(10.0)%	(11.7)%	(8.7)%	(10.7)%

Change in Same Store Customer Count - Company stores
(retail sales only)	6.6%	(2.9)%	3.8%	0.0%

Wholesale Metrics - Company stores:(4)
Grocers/mass merchants:
Change in average weekly number of doors	(4.9)%	3.2%	(4.7)%	4.9%
Change in average weekly sales per door	8.4%	12.9%	8.5%	11.8%
Convenience stores:
Change in average weekly number of doors	(7.8)%	(5.7)%	(9.2)%	(1.9)%
Change in average weekly sales per door	8.4%	10.2%	11.8%	6.8%

1)	Systemwide sales, a non-GAAP financial measure, include the sales by both Company and franchise stores but excludes sales among Company and franchise stores. The Company believes systemwide sales data are useful in assessing the overall performance of the Krispy Kreme brand and, ultimately, the performance of the Company. The Company’s consolidated financial statements appearing elsewhere herein include sales by Company stores, sales to franchisees by the KK Supply Chain business segment, and royalties and fees received from franchise stores based on their sales, but exclude sales by franchise stores to their customers.
2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
3)	The change in “same store sales” represents the aggregate on-premises sales (including fundraising sales) during the current year period for all stores which had been open for more than 56 consecutive weeks during the current year period (but only to the extent such sales occurred in the 57th or later week of each store’s operation) divided by the aggregate on-premises sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 57 consecutive weeks, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation. The change in “same store customer count” is similarly computed, but is based upon the number of retail transactions reported in the Company’s point-of-sale system.
4)	For Company wholesale sales, “average weekly number of doors” represents the average number of customer locations to which product deliveries are made during a week by Company Stores, and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

KRISPY KREME DOUGHNUTS, INC.

NON-GAAP FINANCIAL INFORMATION

As of January 29, 2012, the Company had net deferred income tax assets of approximately $139.6 million, including approximately $90 million of tax assets related to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers totaled approximately $240 million.

In the quarter ended January 29, 2012, the Company reversed $139.6 million of valuation allowances against deferred tax assets because management concluded that realization of such assets was more likely than not. While such reversal, which was required by GAAP, increased the Company’s earnings by $139.6 million in fiscal 2012, the reversal has the effect of increasing the provision for income taxes, and therefore decreasing net income, beginning in fiscal 2013. The reversal had no effect on the Company’s cash payments for income taxes. This negative effect on earnings occurs because the reversal of the valuation allowances resulted in the recognition in fiscal 2012 of income tax benefits expected to be realized in later years. Absent the reversal of the valuation allowances, any such tax benefits would have been recognized when realized in future periods upon the generation of taxable income. Accordingly, beginning in fiscal 2013, the Company’s effective income tax rate, which in fiscal 2012 and earlier years bore little or no relationship to pretax income, more closely reflects the blended federal and state income tax rates in jurisdictions in which the Company operates.

Because of the increase in the Company’s effective income tax rate as described above, the Company’s income tax expense in the first two quarters of fiscal 2013 is not comparable to income tax expense in the first two quarters of fiscal 2012. In addition, until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to substantially exceed the amount of cash income taxes payable by the Company, which are expected to remain insignificant for the foreseeable future.

In addition, in the second quarter of fiscal 2012, the Company realized a pretax gain of $6.2 million ($4.7 million after tax, or $.06 per share) on the sale of its 30% ownership interest in KK Mexico, an equity method investee. The Company does not expect to realize similar gains in the future.

The following non-GAAP financial information and related reconciliation to GAAP measures are provided to assist the reader in understanding the effects of the above transactions and events, which are expected to be non-recurring, on the Company’s results of operations, and to facilitate comparisons of fiscal 2013 results with the Company’s results for the comparable periods of fiscal 2012. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable. Adjusted net income and adjusted EPS reflect income tax expense only to the extent such expense is currently payable in cash. These non-GAAP performance measures are consistent with other measurements made by management in the operation of the business which do not consider income taxes except to the extent to which those taxes currently are payable, for example, capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

	Management's
	Earnings Guidance		Historical Periods
	Year Ending		Three Months Ended		Six Months Ended		Year Ended
	February 3, 2013		July 29,	July 31,	July 29,	July 31,	January 29,
	From	To	2012	2011	2012	2011	2012
	(In thousands, except per share amounts)
Net income, as reported	$15,000	$17,200	$4,929	$8,839	$10,955	$18,010	$166,269
Provision for deferred income taxes	10,200	12,000	3,290	83	7,524	128	(139,403)
Gain on sale of interest in KK Mexico
(net of income taxes of $1,492)	-	-	-	(4,706)	-	(4,706)	(4,706)
Adjusted net income	$25,200	$29,200	$8,219	$4,216	$18,479	$13,432	$22,160

Adjusted earnings per common share:
Basic	$0.37	$0.43	$0.12	$0.06	$0.27	$0.20	$0.32
Diluted	$0.36	$0.42	$0.12	$0.06	$0.26	$0.19	$0.31

Weighted average shares outstanding:
Basic	67,600	67,600	67,461	68,900	68,511	68,827	69,145
Diluted	69,700	69,700	69,432	71,706	70,660	71,438	71,497

CONTACT: Media - Brian K. Little, +1-336-726-8825, blittle@krispykreme.com, or Investor Relations - Anita K. Booe, +1-336-703-6902, abooe@krispykreme.com